Prospectus Supplement No. 1 Dated October 11, 2002
(To Prospectus Dated October 9, 2002)

Filed Pursuant to
Rule 424(b) (3) and (c)
Commission File No. 333-100080

600,000 Shares

[LOGO]

P-COM, Inc.
Common Stock

This Prospectus Supplement No. 1 (the “Prospectus Supplement”) supplements our Prospectus dated October 9, 2002 (the “Prospectus”) relating to the sale by certain of our current stockholders, or by pledgees, donees, transferees, assignees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer (the “Selling Stockholders”), of up to 600,000 shares of our common stock underlying currently exercisable warrants that were issued on March 1, 2002 for financial advisory services provided to us.

Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus except to the extent that information herein contained supersedes the information contained in the Prospectus. Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

PROSPECTUS SUMMARY

The paragraph captioned “The Offering” commencing on page 3 of the Prospectus is hereby amended as follows to reflect the correct number of shares of our common stock underlying the currently exercisable warrant transferred from Cagan McAfee Capital Partners, LLC to Alta Partners Discount Convertible Arbitrage Holdings, Ltd.

On March 1, 2002, we issued a warrant to purchase up to 600,000 shares of our common stock to Cagan McAfee Capital Partners, LLC for consideration of financial advisory services provided to us. The exercise price for the common stock underlying the warrant is $1.02 per share. The closing sale price of our common stock on October 4, 2002 was $0.20. The warrant is immediately exercisable and may be exercised either by payment of the exercise price or by net exercise. On July 11, 2002, Cagan McAfee Capital Partners, LLC transferred 100,000 shares underlying the warrant to Alta Partners Discount Convertible Arbitrage Holdings, Ltd. Under the terms of the warrant, we agreed to register all of the shares of common stock underlying the warrant. This prospectus relates to the resale of up to 600,000 shares of our common stock issuable upon the exercise of the warrant. The prices at which the selling stockholders may sell the shares will be determined by the prevailing market for the shares or in negotiated transaction. See “Selling Stockholders.”

SELLING STOCKHOLDERS

The table captioned “Selling Stockholders” commencing on pages 3 and 19 of the Prospectus is hereby amended as follows to reflect the correct number of shares of our common stock underlying the currently exercisable warrants offered by Cagan McAffee Capital Partners, LLC and Alta Partners Discount Convertible Arbitrage Holdings, Ltd under the Prospectus in the Selling Stockholders table in the Prospectus.

Name of Selling Stockholders	Number of Shares of Common Stock Beneficially Owned Before Offering	Percent of Outstanding Shares Beneficially Owned Before Offering	Number of Shares to be Sold Pursuant to this Prospectus
REVISE:

Cagan McAfee Capital Partners, LLC	500,000	1.7%	500,000

Alta Partners Discount Convertible Arbitrage Holdings, Ltd	100,000	*	100,000

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